 EXHIBIT Item 27 (d)(iv)
 ENDORSEMENTS

 This endorsement modifies the Death Benefit Provisions of the policy to which it is attached.

Type C Death Benefit
This endorsement adds a Type C death benefit to the Type A and Type B death benefits described in this contract under Death Benefit
Provisions.  We show the type of death benefit that applies to this contract under Type of Death Benefit.

 If this contract has a Type C death benefit, the death benefit on any date is equal to the greater of: (1) the basic insurance amount plus the total premiums paid minus total withdrawals to this contract, and (2) the contract fund before deduction of any monthly charges due on that date, multiplied by the attained age factor that applies. For the purpose of determining the Type C death benefit, the total premiums paid will not include any charge to reinstate this contract as described under Reinstatement.

For the purpose of computing the death benefit, if the contract fund is less than zero we will consider it to be zero. Your basic insurance amount and attained age factors are shown in the contract data pages.

Changing To or From Type C Death Benefit
When changing to or from a Type C death benefit, we will not add any charge to reinstate to the total premiums paid on this contract.

Type A to C
If you are changing from a Type A to a Type C death benefit, we will change the basic insurance amount by subtracting the total premiums paid on this contract minus total withdrawals on the date the change takes effect.

Type B to C
If you are changing from a Type B to a Type C death benefit, we first find the difference between (1) the contract fund and (2) the total premiums paid on this contract minus total withdrawals, determined on the date the change takes effect. If (1) is larger than (2), we will increase the basic insurance amount by that difference. If (2) is larger than (1), we will reduce the basic insurance amount by that difference.

Type C to A
If you are changing from a Type C to a Type A death benefit, we will change the basic insurance amount by adding the total premiums paid minus total withdrawals to this contract on the date the change takes effect.

 Type C to B
 If you are changing from a Type C to a Type B death benefit, we first find the difference between (1) the contract fund and (2) the total premiums paid minus total withdrawals to this contract on the date the change takes effect. If (2) is larger than (1), we will increase the basic insurance amount by that difference. If (1) is larger than (2), we will reduce the basic insurance amount by that difference.

 If the change in the type of death benefit results in a reduction in the basic insurance amount, the basic insurance amount after the decrease must be at least equal to the minimum basic insurance amount, which we show under Contract Limitations in the contract data pages.
We may also deduct a surrender charge and administrative charge as described in the Change In Basic Insurance Amount provision.

A change in the type of death benefit will take effect only if we approve your request at our Home Office.  If we approve the change, we will recompute the contract's charges, values and limitations shown in the contract data pages.  The change will take effect on the monthly date that coincides with or next follows the date we approve your request.  We will send you new contract data pages showing the amount and effective date of the change in basic insurance amount and the recomputed charges, values and limitations.

Your request for a change must be in a form that meets our needs.  We may require you to send us this contract before we make the change.

PLI 471-2000